UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2017

Xperi Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-37956	81-4465732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Severance Arrangements with Robert Andersen

Effective February 22, 2017, Xperi Corporation (“Xperi” or the “Company”) (formerly known as Tessera Holding Corporation) entered into an amended and restated severance agreement and an amended and restated change in control severance agreement with Robert Andersen, the Company’s Executive Vice President and Chief Financial Officer.

Amended and Restated Severance Agreement with Mr. Andersen

Mr. Andersen’s amended and restated severance agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason, he will be entitled to receive the following severance payments and benefits:

•	a lump sum cash payment equal to 100% of his annual base salary;

•	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination); and

•	continuation of health benefits for a period of up to 12 months following the date of termination.

The severance benefits described above will be paid upon Mr. Andersen’s execution of a general release of claims in favor of Xperi and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

The amended and restated severance agreement expires on February 22, 2019 or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety.

Amended and Restated Change in Control Severance Agreement with Mr. Andersen

The amended and restated change in control severance agreement between Xperi and Mr. Andersen provides that if his employment is involuntarily terminated without cause or he resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control of Xperi, he will be entitled to receive the following severance payments and benefits:

•	a lump sum cash payment equal to 100% of his annual base salary;

•	his target annual bonus for the calendar year in which termination occurs;

•	continuation of health benefits for a period of up to 12 months following the date of termination; and

•	immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to Mr. Andersen under his severance agreement and will be paid upon Mr. Andersen’s execution of a general release of claims in favor of Xperi and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

The amended and restated change in control severance agreement will expire on February 22, 2019 or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term will automatically be extended for 18 months following a change in control of Xperi if the term would otherwise have expired during such 18-month period.

The foregoing description of the amended and restated severance agreement and amended and restated change in control severance agreement for Mr. Andersen does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, copies of which are filed as exhibits hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 22, 2017, the Company filed Certificate of Amendment of its Restated Certificate of Incorporation, changing the Company’s name from Tessera Holding Corporation to Xperi Corporation.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of the Restated Certificate of Incorporation, dated as of February 22, 2017

10.1	Amended and Restated Severance Agreement, dated February 22, 2017, by and between the Company and Robert Andersen

10.2	Amended and Restated Change in Control Severance Agreement, dated February 22, 2017, by and between the Company and Robert Andersen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2017

XPERI CORPORATION

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment of the Restated Certificate of Incorporation, dated as of February 22, 2017

10.1	Amended and Restated Severance Agreement, dated February 22, 2017, by and between the Company and Robert Andersen

10.2	Amended and Restated Change in Control Severance Agreement, dated February 22, 2017, by and between the Company and Robert Andersen